Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-241143, 333-254799, and 333-262467) on Form S-8 of our report dated March 30, 2022, with respect to the consolidated financial statements of Acutus Medical, Inc.

/s/ KPMG LLP

San Diego, California
March 30, 2022